EXHIBIT 23.3

HARVEST NATURAL RESOURCES, INC.

INDEPENDENT PETROLEUM ENGINEERS’ CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-167887, 333-134630, 333-115841, and 333-85900) of Harvest Natural Resources, Inc. of our reports dated February 26, 2014 relating to the reserve reports, which appears in this Annual Report on Form 10-K.

/s/ Ryder Scott Company, L.P.

Denver, Colorado

March 17, 2014